Exhibit 10.25
SHARE AND PUBLICATION RIGHTS PURCHASE AGREEMENT
dated as of
February 28, 2006
by and between
PRTC DIRECTORIES, INC.
PUERTO RICO TELEPHONE COMPANY, INC.
and
CII ACQUISITION CORP.

SHARE AND PUBLICATION RIGHTS PURCHASE AGREEMENT
     This Share and Publication Rights Purchase Agreement is entered into as of February 28, 2006, by and among PRTC Directories, Inc., a Puerto Rico corporation (“PRTCD”), Puerto Rico Telephone Company, Inc., a Puerto Rico corporation (“PRTC”; each of PRTCD and PRTC, a “Seller”), and CII Acquisition Corp., a Puerto Rico corporation (“Buyer”; and, together with Sellers, the “Parties”).
R E C I T A L S
     WHEREAS, PRTCD owns 40% of the issued and outstanding common shares in the capital of Caribe Information Investments Incorporated, a Puerto Rico corporation (the “Company”);
     WHEREAS, PRTCD desires to sell, and Buyer desires to purchase, all of the shares in the Company owned by PRTCD, for the consideration and on the terms and conditions described herein;
     WHEREAS, PRTC is a party to the Amendment and Restatement of Directory Publishing Agreement dated April 21, 1999 (the “Publishing Agreement”) between PRTC and Axesa Informacion Incorporado y Compañia S. en C. (now known as Verizon Information Services – Puerto Rico Inc., S. en C. and referred to herein as “VIS-PR”), a partnership in which the Company is a partner;
     WHEREAS, in connection with Buyer’s purchase of PRTCD’s shares in the Company, the Publishing Agreement will be amended and restated in its entirety, and Buyer desires to purchase, and PRTC desires to sell, certain rights of PRTC to receive payments pursuant to the Publishing Agreement as so amended and restated, for the consideration and on the terms and conditions described herein; and
     WHEREAS, Verizon International Holdings Inc., a Delaware corporation (“VIHI”), GTE Holdings (Puerto Rico) LLC, a Delaware limited liability company (“GTEPR”), and Buyer are entering into that certain Share Purchase Agreement of even date herewith (the “Verizon Share Purchase Agreement”) with respect to the purchase by Buyer of, among other things, all of GTEPR’s interest in the Company.
A G R E E M E N T
     In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For all purposes of this Agreement and the Exhibits and Disclosure Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

     “Action” means any action, complaint, petition, arbitration, investigation, suit or other proceeding before any Governmental Entity.
     “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Disclosure Schedules attached hereto or expressly incorporated herein by reference.
     “Amended Publishing Agreement” shall mean the Second Amendment and Restatement of Publishing Agreement in the form attached hereto as Exhibit B, to be entered into as of the Closing between PRTC and VIS-PR.
     “Applicable Competition Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (United States of America).
     “Approval” means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.
     “Assignment” means the Revenue Share Assignment and Assumption Agreement in the form attached hereto as Exhibit A, to be entered into as of the Closing between Buyer and PRTC.
     “Bankruptcy Law” means bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
     “Billing and Collection Agreement” means the Billing and Collection Agreement in the form attached hereto as Exhibit C, to be entered into as of the Closing between PRTC and VIS-PR.
     “Business” means, solely for the purposes of this Agreement, the business of (i) publishing and providing telephone directory products and services primarily in Puerto Rico consisting principally of searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements primarily of persons located in Puerto Rico, that are directed by the Company or Company Subsidiaries to end users primarily in Puerto Rico in tangible media (e.g., paper directories, CD-ROM) or electronic media (e.g., Internet), (ii) the Infovoz service, (iii) producing the following specialty publication products: (A) the “Business Register” business-to-business directory, (B) tourist guides for Puerto Rico presently published by the Company and the Company Subsidiaries, (C) the “Guia Movil” tourist guide directories, (D) community directories for high-value shoppers in Puerto Rico presently published by the Company and the Company Subsidiaries and (E) directories for membership organizations and specialized industries, and (iv) ancillary directories or publishing products in tangible media presently published by the Company or Company Subsidiaries.
     “Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in New York, New York.
     “Buyer” has the meaning set forth in the Preamble hereto.
     “Caribe Shareholders Agreement” means the Shareholders Agreement dated April 21, 1999, among GTEPR, PRTCD and the Company.
     “Closing” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Section 2.3(b).
     “Commercial Agreements” means the Amended Publishing Agreement, the Billing and Collection Agreement, the List License Agreement and the PRTC Trademark License Agreement.
     “Commitment Letters” has the meaning set forth in Section 3.2(f).
     “Company” has the meaning set forth in the Recitals hereto.
     “Company Subsidiary” means any of VISPRI and VIS-PR.
     “Contract” means any binding written or oral agreement, arrangement, purchase and sale order, note, bond, mortgage, commitment, franchise, indemnity, indenture or lease.
     “Disclosure Schedules” means the Disclosure Schedules dated the date of this Agreement and delivered contemporaneously herewith or on or before the Closing Date relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, commonwealth, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.
     “GTEPR” has the meaning set forth in the Recitals hereto.
     “GTEPR Shares” means all of the issued and outstanding shares in the capital stock of the Company owned by GTEPR.
     “Guaranteed Contract” means any Contract, agreement or commitment of the Company or any Company Subsidiary as to which Verizon or any Affiliate of Verizon (other than the Company or any Company Subsidiary) (i) may be held liable for any breach or nonperformance by the Company or any Company Subsidiary or (ii) has provided any collateral security, performance guaranty, letter of credit or other form of security for performance by the Company or Company Subsidiary.
     “Indemnifiable Claim” means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

     “Indemnifiable Loss” means any cost, damage, disbursement, expense, liability, loss, deficiency, penalty or settlement, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person.
     “Indemnified Party” means the party entitled to indemnification hereunder.
     “Indemnifying Party” means the party obligated to provide indemnification hereunder.
     “Law” means any applicable constitutional provision, statute, law, regulation or Order.
     “Lien” means any claim, indenture, easement, covenant, option, lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest or other encumbrance (whether on voting, sale, transfer, disposition or otherwise), except for any restrictions on transfer generally arising under any applicable Securities Law.
     “List License Agreement” means the List License Agreement in the form attached hereto as Exhibit D, to be entered into as of the Closing between PRTC and VIS-PR.
     “Order” means any binding and enforceable decree, award, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.
     “Parties” has the meaning set forth in the Preamble hereto.
     “Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a limited liability partnership, a trust or any other entity or organization.
     “Pre-Closing Covenants” has the meaning set forth in Section 10.4.
     “PRTC” has the meaning set forth in the Preamble hereto.
     “PRTCD” has the meaning set forth in the Preamble hereto.
     “PRTC Trademark License Agreement” means the Trademark License Agreement to be entered into at Closing between PRTC and VIS-PR.
     “Publication Rights” means the entitlement to receive, and all economic interest in, the Revenue Share Participant’s share of Directory Advertising Revenues, as shall be provided in Section 9.1 of the Amended Publishing Agreement, for the period beginning with the month in which the Closing Date occurs (prorated based on the number of days in such month following the Closing Date), together with all other rights of the Revenue Share Participant under the Amended Publishing Agreement and the Billing and Collection Agreement.
     “Publication Rights Purchase Price” has the meaning set forth in Section 2.2(b).
     “Publishing Agreement” has the meaning set forth in the Recitals hereto.
     “Revenue Share Obligations” means PRTC’s obligations to comply with certain restrictions and to perform certain obligations solely in its capacity as Revenue Share Participant pursuant to the terms and conditions set forth in the Amended Publishing Agreement and the Billing and Collection Agreement.
     “Securities Commissions” means the applicable securities commission or securities regulatory authority in the United States of America (including Puerto Rico).
     “Securities Laws” means the applicable securities laws of the United States of America and Puerto Rico, and the respective regulations and rules made thereunder together with all applicable policy statements, blanket orders and rulings of the Securities Commissions.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Settlement Requirements” has the meaning set forth in Section 10.3(e).
     “Shares” means all the issued and outstanding shares in the capital of the Company owned by PRTCD.
     “Shares Purchase Price” has the meaning set forth in Section 2.1(b).
     “Subsidiary” means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.
     “Tax” or “Taxes” includes (i) any and all taxes, duties, fees, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, together with any and all interest, penalties, surcharges, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, ad valorem, use, value-added, excise, stamp, withholding, business, franchising, property (both real and personal), payroll, employee withholding, employment, occupation, health, social service, environmental, alternative, add-on, minimum, education, and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and taxes, all unemployment or employment insurance, workers’ compensation, health insurance, and government pension plan premiums, and other obligations of the same or of a similar nature of any of the foregoing and (ii) any liability for amounts described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).
     “Tax Returns” means all returns, reports, forms, declarations, schedules and information statements (including amendments thereto) required to be filed with any Governmental Entity relating to Taxes.
     “Taxing Authority” means any domestic or foreign government, whether federal, provincial, state, commonwealth, territorial, local, regional, municipal or other political jurisdiction, and any agency, court, tribunal, board, commission, bureau, or other instrumentality, insofar as it exercises a legislative, judicial, regulatory or administrative power or function of or pertaining to government.
     “U.S. Securities Act” means the Securities Act of 1933, as amended.

     “Verizon” means Verizon Communications Inc.
     “Verizon Share Purchase Agreement” has the meaning set forth in the Recitals hereto. “VIHI” has the meaning set forth in the Recitals hereto.
     “VIS-PR” means Verizon Information Services – Puerto Rico Inc., S. en C., a Puerto Rico limited partnership.
     “VIS-PR Partnership Agreement” means the Amended and Restated Deed of Mercantile Limited Partnership dated May 31, 2001, among VISPRI, the Company and World.
     “VISPRI” means Verizon Information Services – Puerto Rico, Inc., a Puerto Rico corporation.
     “VISPRI Shareholders Agreement” means the Shareholders Agreement dated as of April 21, 1999, among the Company and World.
     “World” means World Directories, Inc., formerly known as VNU World Directories, Inc.
ARTICLE II
PURCHASE AND SALE; CLOSING
          2.1 Purchase and Sale of Shares.
          (a) Upon the terms and subject to the conditions hereinafter set forth, PRTCD agrees to sell all the Shares, free and clear of all Liens (except for those Liens set forth in the Caribe Shareholders Agreement, the VIS-PR Partnership Agreement and the VISPRI Shareholders Agreement), and to deliver the certificates evidencing the Shares, to Buyer, and Buyer agrees to purchase the Shares from PRTCD, for the consideration hereinafter set forth.
          (b) Subject to the terms and conditions of this Agreement, the purchase price for the Shares shall be an amount equal to U.S.$23,000,000 (the “Shares Purchase Price”), such Shares Purchase Price to be payable without any withholding or deduction for Taxes (except as otherwise provided for in Section 11.17). Any payments under this Section 2.1(b) made on the Closing Date shall be made by wire transfer of immediately available funds in United States Dollars on the Closing Date to an account or accounts designated by PRTCD to Buyer at least one Business Day prior to the Closing Date.
          2.2 Purchase and Sale of Publication Rights.
          (a) Upon the terms and subject to the conditions hereinafter set forth, PRTC agrees to sell, assign, transfer, convey and deliver to Buyer, free and clear of any and all Liens, and Buyer agrees to purchase from PRTC, all of the Publication Rights for the consideration hereinafter set forth.
          (b) Subject to the terms and conditions of this Agreement, the purchase price for the Publication Rights shall be an amount equal to U.S.$167,000,000 (the “Publication Rights Purchase Price”), such Publication Rights Purchase Price to be payable without any withholding or deduction for Taxes (except as otherwise provided for in Section 11.17). In addition to payment of the Publication Rights Purchase Price, Buyer shall assume the Revenue Share Obligations. Any payments under this Section 2.2(b) made on the Closing Date shall be made by wire transfer of immediately available funds in United States Dollars on the Closing Date to an account or accounts designated by PRTC to Buyer at least one Business Day prior to the Closing Date.
          2.3 The Closing.
          (a) Unless this Agreement shall have been terminated pursuant to ARTICLE IX, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036, or at such other location as may be agreed upon in writing by Sellers and Buyer.
          (b) The Closing shall take place at 10:00 a.m. on (i) the third Business Day following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in ARTICLE VII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or (ii) such later date as requested by Buyer, provided that such date shall not be later than March 31, 2006, or (iii) on such other date as may be agreed upon in writing by Buyer and Sellers (the date on which the Closing occurs is herein referred to as the “Closing Date”).
          (c) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing pursuant to this Agreement and the Verizon Share Purchase Agreement shall be taken and executed simultaneously, and no proceedings shall be taken nor any documents executed or delivered until all have been taken, executed and delivered. The Parties hereby agree and acknowledge that none of the Shares, the GTEPR Shares or the VIS-DR Shares (as defined in the Verizon Share Purchase Agreement) shall be released to Buyer or any of its assignees, nor shall the Publication Rights be assigned to Buyer or any of its assignees, until Sellers have confirmed, to their reasonable satisfaction, that (i) the Shares Purchase Price has been received by PRTCD, (ii) the Publication Rights Purchase Price has been received by PRTC, and (iii) the cash payments for the Purchase Price (as defined in the Verizon Share Purchase Agreement) for the GTEPR Shares and the VIS-DR Shares pursuant to the Verizon Share Purchase Agreement have been received by GTEPR and VIHI.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          3.1 Representations and Warranties of Sellers. Except as otherwise indicated on the Disclosure Schedules hereto, Sellers, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date as follows:
          (a) Organization and Related Matters; Shares; Publication Rights.
                (1) Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement, the Assignment and the Commercial Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, as applicable.
                (2) PRTCD owns, beneficially and of record, 400 shares of voting common stock of the Company, free and clear of any Lien other than as provided for in the Caribe Shareholders Agreement, the VIS-PR Partnership Agreement and the VISPRI Shareholders Agreement. Except as contemplated hereby, there are no outstanding Contracts of PRTCD to repurchase, redeem or otherwise acquire, or affecting the voting rights of, or requiring the registration for sale of, any Shares. All of the Shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable. Other than the preemptive rights provided for in the Caribe Shareholders Agreement, there are no preemptive rights in respect of the Shares.
                (3) PRTC owns all of the Publication Rights, free and clear of any Lien.
          (b) Authorization; No Conflicts. The execution, delivery and performance by each Seller of this Agreement, and by PRTC of the Assignment and the Commercial Agreements, and the consummation of the transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes, and the Assignment and the Commercial Agreements upon execution and delivery will constitute, a legally valid and binding obligation of each Seller party thereto enforceable against such Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally. Except for any Approvals required under Applicable Competition Law, the execution, delivery and performance by each Seller of this Agreement, and by PRTC of the Assignment and the Commercial Agreements, and the consummation of the transactions contemplated hereby and thereby, as applicable, will not (i) violate, conflict with, constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) of, or require the consent of any other Person under, the certificate of incorporation or other charter or organizational documents or by-laws of such Seller or any material Contract to which such Seller is a party, (ii) result in the imposition of any Lien against any material assets or properties of such Seller, (iii) violate any material Law, or (iv) require any material Approvals to be obtained.
          (c) Actions. There is no Order or Action pending or, to the knowledge of each Seller, threatened against such Seller or any of its Affiliates, that questions the validity of this Agreement, the Assignment or the Commercial Agreements or any action taken or to be taken by each Seller in connection herewith or therewith, or which seeks to enjoin or materially delay or impair the ability of each Seller to effect the consummation of the transactions contemplated herein or therein.
          (d) Compliance with Law. Each Seller is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which (i) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of such Seller or (ii) could not reasonably be expected to have a material adverse effect on such Seller’s ability to perform this Agreement, the Assignment or the Commercial Agreements, as applicable.
          (e) No Brokers or Finders. Except for the fees and commissions payable to Standard & Poor’s Corporate Value Consulting, which will be the sole responsibility of Sellers, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of either Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Assignment, the Commercial Agreements or the transactions contemplated by this Agreement, the Assignment or the Commercial Agreements is or will be entitled to any broker’s or finder’s or similar fee or other commission arising in connection with this Agreement, the Assignment, the Commercial Agreements or such transactions.
          3.2 Representations and Warranties of Buyer. Buyer represents and warrants as of the date hereof and as of the Closing Date as follows:
          (a) Organization and Related Matters. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Assignment. Buyer has all necessary corporate power and authority to carry on its business as now being conducted.
          (b) Authorization; No Conflicts. The execution, delivery and performance of this Agreement and the Assignment and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and the Assignment upon execution and delivery will constitute, a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally. Except for any Approvals required under the Applicable Competition Law, the execution, delivery and performance of this Agreement and the Assignment by Buyer, will not (i) violate, conflict with, constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) of, or require the consent of any other Person under the charter documents or by-laws of Buyer or any material contract to which Buyer is a party, (ii) result in the imposition of any Lien against any material assets or properties of Buyer, (iii) violate any material Law, or (iv) require any material Approvals to be obtained.
          (c) Actions. There is no Order or Action pending or, to the knowledge of Buyer, threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or could reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.
          (d) Compliance with Law. Buyer is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which (i) would not,

individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer or (ii) could not reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement or the Assignment.
          (e) No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions arising in connection with this Agreement or the transactions contemplated herein.
          (f) Availability of Funds. Pursuant to that certain (i) equity commitment letter from Welsh Carson Anderson & Stowe X, L.P., dated as of the date hereof, and which is in full force and effect, pursuant to which such entity has agreed, subject to the terms and conditions set forth therein, to make or cause to be made equity investments directly or indirectly in Buyer in an aggregate amount of no less than U.S.$227,500,000 and (ii) mezzanine financing commitment letter from WCAS Capital Partners IV, L.P., dated as of the date hereof, and which is in full force and effect, pursuant to which such entity has agreed, subject to the terms and conditions set forth therein, to make or cause to be made mezzanine financing investments directly or indirectly in Buyer in an aggregate amount of no less than U.S.$45,000,000 (such letters referred to in clauses (i) and (ii), the “Commitment Letters”), Buyer will at the Closing have immediately available funds in cash, which are sufficient to pay the aggregate purchase price pursuant to this Agreement and the Verizon Share Purchase Agreement, to provide the Operating Companies (as defined in the Verizon Share Purchase Agreement) with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and the Verizon Share Purchase Agreement and to consummate the transactions contemplated hereby and thereby.
          (g) Investment Representation. Buyer is aware that the Shares are not registered under the U.S. Securities Act or qualified for distribution or re-sale to the public under any Securities Laws. Buyer is an “accredited investor” as defined under the U.S. Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Shares from PRTCD for its own account as principal, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Shares will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance in full with all applicable Securities Laws.
ARTICLE IV
COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING
          4.1 Efforts; No Inconsistent Action.
          (a) Subject to the terms and conditions hereof, Buyer and Sellers shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other’s obligation to close the transactions contemplated hereby as set forth in ARTICLE VII to be satisfied. In addition, each of Buyer and Sellers will be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding notices and applications under Applicable Competition Law. Buyer and Sellers shall cooperate with each other to the extent reasonable in connection with the foregoing.
          (b) In furtherance and not in limitation of the foregoing, Buyer and Sellers have prior to the date hereof made the requisite filing under the Applicable Competition Law and shall use their commercially reasonable efforts to file similar applications with any other applicable Governmental Entity whose Approval is required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date hereof. Promptly after the execution of this Agreement, Buyer shall reimburse Seller or Seller’s applicable Affiliate for the portion of the filing fee paid by Seller or such Affiliate with respect to the filing made under the Applicable Competition Law, and Buyer shall pay any and all application or filing fees with respect to any and all applications or filings under similar applications and filings. Buyer and Sellers shall cooperate and use their respective commercially reasonable efforts to obtain any Approvals required for the Closing (including through compliance with the Applicable Competition Law), to respond to any requests for information from a Governmental Entity, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement; provided, that neither Buyer nor Sellers nor their respective Affiliates shall be required to make any material concessions in connection therewith. Buyer agrees to use its commercially reasonable efforts to promptly secure clearance under the Applicable Competition Law with respect to the transactions contemplated hereby, including agreeing to such non-material amendments of this Agreement, in each case as may be requested by the relevant Government Entities (according to the time periods requested by such Government Entities) in order to facilitate such approval process. To the extent permitted by applicable Law, Buyer and Sellers shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement, except for documents filed or communications or information which reveal Sellers’ or Buyer’s negotiating objectives or strategies or purchase price expectations.
          (c) Buyer and Sellers shall notify and keep each other advised as to (i) any material communication from any Governmental Entity regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such Party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Buyer and Sellers shall not take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.
          (d) Prior to the Closing, the Parties shall use commercially reasonable efforts to obtain (and cooperate with the other Party hereto in obtaining) all consents, permits, authorizations, approvals of, and exemptions by, any third party necessary for the consummation of the transactions contemplated by this Agreement, the Commercial Agreements and the

Assignment (the “Third Party Consents”); provided, however, that Sellers shall have no obligation to give any guarantee or other consideration of any nature in connection with the receipt of any consent, permit, approval, authorization or exemption. If any of such Third Party Consents have not been obtained prior to the Closing, Sellers and Buyer shall use commercially reasonable efforts thereafter to obtain such Third Party Consents for a period of 120 days following the Closing.
          (e) All documents required to be filed by any of the Parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.
          (f) Prior to the Closing, PRTC shall cooperate with Buyer, at Buyer’s expense, and use its commercially reasonable efforts to obtain a ruling from the Puerto Rico Treasury Department to the effect that the Publication Rights Purchase Price to be paid by Buyer to PRTC in exchange for the assignment of the Publication Rights is deductible for Puerto Rico income tax purposes ratably over a period of fifteen (15) years; provided, however, that PRTC shall have no obligation to (i) give any guaranty, make any settlement, or give any consideration of any kind or (ii) ascribe any value to the Publication Rights other than the value that PRTC has ascribed thereto for purposes of allocating the consideration to be received by PRTC in respect of the Publication Rights, and provided further, that Sellers and the Company shall not be responsible or in any way liable for any adverse ruling from or failure to obtain a ruling from the Puerto Rico Treasury Department.
          4.2 Commercial Agreements and Assignment. On the Closing Date, PRTC shall enter into the Assignment, the Amended Publishing Agreement, the Billing and Collection Agreement, the List License Agreement and the PRTC Trademark License Agreement.
          4.3 Confidentiality.
          (a) From and after the Closing Date, Sellers shall, and shall cause their respective Affiliates and representatives to, not disclose to any non-Affiliate (other than any representative owing a confidentiality obligation to Sellers) confidential information concerning the Business or the Company or any Company Subsidiary. It is understood that Sellers shall have no liability hereunder with respect to the use of any information that (i) is in or, through no fault of Sellers or any of their Affiliates or representatives, comes into the public domain, (ii) Sellers or any of their Affiliates are required to disclose by any Taxing Authority or by any other Governmental Entity or stock exchange or (iii) is rightfully obtained by Sellers and any of their Affiliates from a third party not known by Sellers to be under any confidentiality obligation to the Company or any Company Subsidiary.
          (b) In the event that Sellers or their Affiliates or representatives are required by any Governmental Entity to disclose any such information, Sellers shall promptly notify Buyer in writing so that Buyer may, to the extent practicable, seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion is not sought or is denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of such Person’s legal counsel, is required by applicable Law to be disclosed (provided that the Person required to disclose such information shall use all commercially reasonable efforts to preserve the confidentiality of the remainder of such information). Sellers shall continue to be bound by their obligations pursuant to this Section 4.3 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.
          4.4 No Negotiations. None of Sellers, the Company or any Company Subsidiary shall, and each shall use commercially reasonable efforts to cause its officers, directors, employees and agents not to, initiate, solicit, facilitate or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations or discussions with, any Person relating to, or provide to any Person confidential or non-public information in connection with, any acquisition, recapitalization, business combination or purchase of all or a material portion of the Company, any Company Subsidiary or the Business or the Publication Rights, or cooperate or participate with any Person in connection with any of the foregoing activities.
          4.5 Infovoz Billing and Collection. Prior to the Closing, PRTC will negotiate in good faith with VIS-PR and Buyer, and Buyer will negotiate in good faith, a billing and collection or similar arrangement between PRTC and VIS-PR relating to the Infovoz 511 service (the “Infovoz Billing and Collection Agreement”) that, among other things, provides that (i) VIS-PR has the right to use (subject to the right of Governmental Entities to use the 511 number under Law) the 511 number and related switching technology consistent with past practice and the right to price the Infovoz 511 service at its discretion (provided that VIS-PR gives customers no less than 60 days prior notice of any pricing changes), (ii) PRTC shall not initiate any Action to prohibit VIS-PR from using the 511 number in connection with the Infovoz 511 service and shall (a) notify VIS-PR promptly upon being notified in writing by any Governmental Entity that a Governmental Entity intends to preclude VIS-PR from using the 511 number and (b) cooperate with VIS-PR in a commercially reasonable manner in changing the 511 number to another phone number that permits a specific charge per call received and with respect to which PRTC can provide billing and collection services on substantially the same terms as set forth in the Infovoz Billing and Collection Agreement.
          4.6 Interconnection. Prior to the Closing, PRTC will negotiate in good faith with VIS-PR and Buyer, and Buyer will negotiate in good faith, an agreement setting forth the terms and conditions pursuant to which PRTC and VIS-PR will make available the Infovoz 511 service to those providers of telecommunication services with whom PRTC has an interconnection agreement.
ARTICLE V
CONTINUING COVENANTS
          5.1 Cooperation; Legal Privileges.
          (a) After the Closing Date, upon Sellers’ request (at Sellers’ expense for out-of-pocket expenses incurred by Buyer or the Company or any Company Subsidiary, but without any fees or charges being imposed by Buyer or the Company) and without necessity of subpoena or any other legal process, Buyer will cause the Company and the Company Subsidiaries and their representatives and counsel to, subject to the procedures set forth in ARTICLE X, cooperate with Sellers and their representatives and counsel for purposes of permitting Sellers to address and respond to any matters that arise as a result of or otherwise related to Sellers’ prior ownership of the Shares or the Publication Rights, whether or not related to this Agreement, including any assets, liabilities or other matters related to the Company or Company Subsidiary that are retained by either Seller and any claims made by or against Sellers or any of their Affiliates, whether involving any Governmental Entity or third party.
          (b) Such cooperation under Section 5.1(a) shall include, subject to the confidentiality obligations in Section 4.3, (i) upon prior notice to Buyer reasonable access during normal business hours without significant disruption to the Business to Buyer’s, the Company’s and the Company Subsidiaries’ officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures and (ii) the right to make and retain copies of all pertinent documents and records relating to any such matters as may be reasonably requested. Buyer’s obligations under this Section 5.1 are in addition to Buyer’s other obligations to cooperate with Sellers contained in this Agreement.
          (c) Sellers and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Company or any Company Subsidiary shall, from and after the Closing Date, be deemed to be joint privileges of Sellers and Buyer. Both Sellers and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Sellers nor Buyer shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
          (d) Buyer shall cause the Company and Company Subsidiaries to retain, for seven years after the Closing Date, all books, records and other documents pertaining to the Business that relate to the period prior to the Closing Date that are required to be retained under current retention policies of Sellers and their Affiliates, except for Tax Returns and supporting documentation relating to the Business or its assets which shall be retained until sixty (60) days after the expiration of the applicable statute of limitations, and to make the same available to Sellers or their Affiliates without charge after the Closing Date for inspection at Buyer’s offices and copying by Sellers or their Affiliates or their agents at Sellers’ expense, during regular business hours without significant disruption to the Business and upon reasonable request and upon reasonable advance notice. At and after the expiration of such period, if Sellers or any of their Affiliates has previously requested in writing that such books and records be preserved, Buyer shall either preserve such books and records for such reasonable period as may be requested by Sellers or any of their Affiliates or transfer such books and records to Sellers or their designated Affiliate. Sellers agree that such records will be kept confidential; provided such books and records may be used for purposes of accounting, Taxes or litigation, or as required by any Governmental Entity.
          5.2 Acknowledgment of Limitation of Warranties.
          (a) Buyer hereby acknowledges that it:

                (1) is an informed and sophisticated participant in the transactions contemplated hereby;
                (2) has conducted a thorough review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and each Company Subsidiary; and
                (3) has been provided access to the personnel, properties, premises and records of the Company and each Company Subsidiary that it considered sufficient for purposes of enabling it to give this acknowledgment.
     Accordingly, Buyer hereby agrees that except as expressly set forth in Section 3.1 of this Agreement, the Publication Rights, the Shares and the corresponding interest in the Business, assets and liabilities of the Company and Company Subsidiaries are transferred WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS            TO:
(A)	CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY SPECIFIC PURPOSE AS TO ANY OF THE ASSETS OR PROPERTIES OF THE BUSINESS;

(B)	THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED PRIOR TO THE CLOSING; OR

(C)	THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS OR ASSETS OF THE COMPANY OR COMPANY SUBSIDIARY BY BUYER AFTER THE CLOSING; OR

(D)	INFRINGEMENT, DIRECTLY OR INDIRECTLY, IN THE OPERATION OF THE BUSINESS OF ANY INTELLECTUAL PROPERTY OWNED BY ANY PERSON.
          (b) Buyer acknowledges and agrees that except for the representations and warranties contained in Section 3.1 of this Agreement, neither Sellers nor any of their Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at Law or in equity, on behalf of Sellers with respect to the Publication Rights, the Shares, the Business, the assets or liabilities of the Company or any Company Subsidiary, or otherwise, including with respect to any other information provided to Buyer, whether on behalf of Sellers or such other Persons. Sellers hereby disclaim any representation or warranty except for the representations and warranties contained in Section 3.1 of this Agreement whether made by or attributed to either Seller, or any of its Affiliates, officers, directors, employees, agents, representatives or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by or purportedly by Sellers or any of their Affiliates, officers, directors, employees, agents, representatives or any other Person. In furtherance of the foregoing, Buyer acknowledges and agrees that except for an Action based on the representations and warranties contained in Section 3.1 of this Agreement, no Action may be brought by or on behalf of Buyer or any other Person against Sellers or any other Person, and neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person, based on any representations and warranties or resulting from the distribution to Buyer, or Buyer’s use of, any information, including any information, projections, documents or material made available to Buyer at any time in certain “data rooms,” management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Buyer, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.
          5.3 Insurance Matters. Buyer acknowledges and agrees that (i) all or substantially all of the policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained by Sellers or their Affiliates (the “Seller Corporate Policies”) and (ii) on the Closing Date, all Seller Corporate Policies will be terminated with respect to the Company and the Company Subsidiaries and will not be available to any Company or Company Subsidiary (except for matters arising from activities that occur or circumstances that exist on or prior to the Closing Date). It is understood that Sellers shall be free at their discretion at any time to cancel prospectively or not renew any of the Seller Corporate Policies as to coverage relating to events subsequent to the Closing Date (other than the making of claims with respect to activities that occurred or circumstances that existed on or prior to the Closing Date) so long as such cancellation has no effect on coverage associated with the Business on or prior to the Closing Date.
          5.4 Non-Solicitation.
          (a) Sellers agree that, from and after the Closing Date until the second anniversary of the Closing Date, they shall not and shall cause their Subsidiaries and Affiliates not to, in any capacity, either separately, jointly or in association with others, directly or indirectly, employ, seek to employ, or retain the services of any Operating Company Employee (as defined in the Verizon Share Purchase Agreement) who is then employed or retained by Buyer, the Company or any Company Subsidiary (or who was so employed or retained at any time within six months prior to the date Sellers or any of their Subsidiaries or Affiliates employs, seeks to employ, or retains the services of such person); provided that notwithstanding the foregoing, it shall not constitute a violation of this Section 5.4(a) for Sellers or any of their Subsidiaries or Affiliates to make a general solicitation for employment or other services contained in a newspaper or other periodical or on the radio, internet or other similar media and to hire any such person in connection therewith.
          (b) Buyer agrees that, from and after the Closing Date and until the second anniversary of the Closing Date, it shall not, and shall cause its Subsidiaries not to, in any capacity, either separately, jointly or in association with others, directly or indirectly, employ, seek to employ, or retain the services of any person (other than an Operating Company Employee) who is then employed or retained by Sellers or any of their Subsidiaries or Affiliates (or who was so employed or retained at any time within six months prior to the date Buyer or any of its Subsidiaries employs, seeks to employ, or retains the services of such person);

provided, that notwithstanding the foregoing, it shall not constitute a violation of this Section 5.4(b) for Buyer or any of its Subsidiaries to make a general solicitation for employment or other services contained in a newspaper or other periodical or on the radio, internet or other similar media and to hire any such person in connection therewith.
ARTICLE VI
TAX MATTERS
          6.1 Transfer Taxes. Buyer shall be responsible for all sales, use, gross receipts, registration, transfer, stamp duty, documentary, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection with the transfer of the Shares or other transactions contemplated hereby, regardless of whether such Taxes become due or payable on or after the Closing Date, including any real property transfer Tax imposed as a result of such transfer, and Buyer shall be responsible for all interest, penalties and additions to Taxes related to such Taxes. Buyer shall prepare and timely file all Tax Returns relating to such Taxes. For the avoidance of doubt, Seller shall be responsible for all extra-territorial taxes, income taxes (including franchise taxes imposed in lieu of net income taxes), and capital gains taxes imposed on the transfer of the Shares or other transactions contemplated hereby.
          6.2 Tax Sharing Agreements, Etc. All tax allocation, indemnification or sharing agreements, policies, arrangements and practices between PRTCD or an Affiliate of PRTCD and the Company or any Company Subsidiary shall be terminated as of the Closing Date.
          6.3 Relationship with ARTICLE X. In the event of any conflict between the provisions of this ARTICLE VI and the provisions of ARTICLE X, the provisions of this ARTICLE VI shall govern and control with respect to any matter relating to Taxes.
          6.4 Certain Tax Protections. Buyer shall be liable for and shall hold PRTCD and its Affiliates harmless from and against (i) any and all Taxes of the Company and the Company Subsidiaries for Tax periods (or portions thereof) beginning after the Closing Date), (ii) any and all Taxes resulting from transactions or actions outside the ordinary course of business taken on the Closing Date but after the Closing by Buyer, the Company and the Company Subsidiaries or any Affiliate thereof, other than as expressly contemplated by this Agreement, the Commercial Agreements or the Commitment Letters, and (iii) any increase in Taxes resulting to PRTCD or any of its Affiliates as a result of the creation of any income that is not Industrial Development Income (as defined in the Puerto Rico Tax Incentives Act of 1998), resulting from transactions or actions outside the ordinary course of business entered into by Buyer, the Company and the Company Subsidiaries or any of their Affiliates after the Closing but at or prior to the close of business on the last day of the taxable year in which the Closing Date occurs; provided, however, that any Affiliate that is entitled to indemnification pursuant to Section 7.2(b) of the Verizon Share Purchase Agreement shall not be entitled to indemnification under this Section 6.4 to the extent it has already been indemnified or sought indemnification pursuant to such Section 7.2(b) of the Verizon Share Purchase Agreement.
          6.5 No Section 338 Election. Buyer shall not make an election under Section 338 of the U.S. Internal Revenue Code of 1986, as amended, with respect to the purchase of the Shares. Buyer, the Company and the Company Subsidiaries and their respective Affiliates shall indemnify and hold harmless Sellers and their Affiliates from and against any increase in any Seller’s (or its Affiliates’) liability for Taxes that results from the failure of Buyer, the Company or Company Subsidiary or their respective Affiliates to comply with this Section.
          6.6 Controlled Foreign Corporation and Taxable Year. Buyer shall cause the Company to continue to be a controlled foreign corporation from the Closing Date through the end of the Company’s taxable year that includes the Closing Date, and shall cause the VISPRI stock owned by the Company immediately after the Closing to be 100% owned, directly or indirectly, by a “United States person,” as such term is defined in Section 7701(a)(30) of the Code, through the end of VISPRI’s taxable year that includes the Closing Date.
ARTICLE VII
CONDITIONS OF PURCHASE
          7.1 General Conditions. The obligations of Buyer and Sellers to effect the Closing shall be subject to the following conditions, unless waived in writing by each of the Parties:
          (a) No Orders; Actions. At the Closing Date, (i) no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits any of the transactions contemplated hereby and (ii) no Action shall have been commenced by any Governmental Entity that seeks to prohibit or enjoin the transactions contemplated hereby.
          (b) Governmental Approvals. All Approvals required by applicable Law to be obtained from any Governmental Entity to consummate the transactions contemplated hereby that are identified on Schedule 7.1(b) shall have been received or obtained on or prior to the Closing Date and any applicable waiting period under the Applicable Competition Law shall have expired or been terminated.
          7.2 Conditions to Obligation of Buyer. The obligation of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:
          (a) Representations and Warranties of Sellers. The representations and warranties of Sellers contained herein shall be true and correct as of the Closing Date as though made on and as of the Closing Date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on (i) the Publication Rights or (ii) Sellers’ ability to perform this Agreement.
          (b) Covenants of Sellers. Sellers shall have performed in all material respects all obligations and complied with all covenants set forth in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

          (c) Officer’s Certificate. Buyer shall have received a certificate of Sellers signed by an authorized officer of each Seller to the effect that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.
          (d) Resignation of Directors and Certain Officers. The officers of the Company and Company Subsidiaries who will remain employed by PRTCD or one of its Affiliates after the Closing Date and all directors of the Company and Company Subsidiaries designated by PRTCD shall have submitted their resignations in writing to the Company or the respective Company Subsidiary. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.
          (e) Verizon Share Purchase Agreement Closing. The closing under the Verizon Share Purchase Agreement shall have occurred, or shall occur simultaneously with the Closing (excluding any failure of the closing to occur as a result of any action or inaction by Buyer).
          (f) Commercial Agreements. The Commercial Agreements shall have been duly executed and delivered by PRTC and VIS-PR and shall be in full force and effect.
          (g) Closing Deliveries. Buyer shall have received the documents referred to in Section 8.1.
          7.3 Conditions to Obligation of Sellers. The obligation of Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Sellers:
          (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein shall be true and correct as of the Closing Date as though made on and as of the Closing Date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Buyer’s ability to perform this Agreement.
          (b) Covenants of Buyer. Buyer shall have performed in all material respects all obligations and complied with all covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing.
          (c) Officer’s Certificate. Sellers shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.
          (d) Verizon Share Purchase Agreement Closing. The closing under the Verizon Share Purchase Agreement shall have occurred, or shall occur simultaneously with the Closing (excluding any failure of the closing to occur as a result of any action or inaction by VIHI, GTEPR or any Seller Execution Party (as defined in the Verizon Share Purchase Agreement)).

          (e) Closing Deliveries. Sellers shall have received the payments and documents referred to in Section 8.2.
ARTICLE VIII
CLOSING DELIVERIES
          8.1 Deliveries by Sellers to Buyer at Closing. At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer, the following:
          (a) certificates representing the Shares, properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed at least two Business Days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company;
          (b) the certificate referred to in Section 7.2(c);
          (c) the resignations referred to in Section 7.2(d);
          (d) the Assignment, duly executed by PRTC;
          (e) the Amended Publishing Agreement, duly executed by PRTC and VIS-PR;
          (f) the List License Agreement, duly executed by PRTC and VIS-PR;
          (g) the Billing and Collection Agreement, duly executed by PRTC and VIS-PR; and
          (h) the PRTC Trademark License Agreement, duly executed by PRTC and VIS-PR.
          8.2 Deliveries by Buyer to Sellers at Closing. At the Closing, Buyer shall deliver to Sellers the following:
          (a) the wire transfers of immediately available United States Dollar funds in the amount of the Shares Purchase Price and the Publication Rights Purchase Price;
          (b) the certificate referred to in Section 7.3(c);
          (c) confirmation that all Approvals required under the Applicable Competition Law have been obtained and notices required under the Applicable Competition Law have been given; and
          (d) the Assignment, duly executed by Buyer, together with the Joinder thereto duly executed by Caribe Acquisition Holdings, LLC.

ARTICLE IX
TERMINATION OF OBLIGATIONS
          9.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:
          (a) Mutual Consent. By mutual consent in writing of Buyer and Sellers.
          (b) Closing Not Consummated by Earlier Date. By Sellers or Buyer at any time after March 31, 2006, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Sellers.
          (c) Conditions to Buyer’s Performance Not Met. By Buyer upon written notice to Sellers if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in ARTICLE VII.
          (d) Conditions to Sellers’ Performance Not Met. By Sellers upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Sellers to consummate the Closing contemplated by this Agreement as set forth in ARTICLE VII.
          9.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in this Section 9.2 and Sections 11.14 and 11.16 and all provisions of this Agreement necessary for the interpretation and enforcement thereof shall survive any such termination. A termination under Section 9.1 shall not relieve any Party of any liability for an intentional misrepresentation or a willful breach of any covenant or agreement under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. If this Agreement is terminated for any reason, no representative of Buyer or its Affiliates will directly or indirectly attempt to influence any employee of the Company or any Company Subsidiary to seek employment with Buyer or any of its Affiliates for a period of one year after this Agreement is terminated.
ARTICLE X
INDEMNIFICATION; SURVIVAL
          10.1 Obligations of Sellers. Effective as of the Closing, Sellers shall, jointly and severally, indemnify and hold harmless each of Buyer, and its directors, officers, employees, Affiliates, agents and assigns (each, a “Buyer Indemnitee,” and collectively, the “Buyer Indemnitees”; provided that for purposes of the foregoing, the Buyer Indemnitees shall only be indemnified with respect to 60% of any Indemnifiable Loss of any Company Subsidiary) from and against any and all Indemnifiable Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made by Sellers on the Closing Date in or pursuant to this Agreement, including any certificates delivered hereunder on the Closing Date; and
          (b) any material breach or nonperformance of any of the covenants of Sellers contained in this Agreement.
          10.2 Obligations of Buyer and the Companies. Effective as of the Closing, Buyer, the Company and the Company Subsidiaries shall, jointly and severally, indemnify and hold harmless Sellers and each of their directors, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses based upon or arising from:
          (a) any inaccuracy in any of the representations and warranties made by Buyer on the Closing Date in or pursuant to this Agreement, including any certificates delivered hereunder on the Closing Date;
          (b) any material breach or nonperformance of any of the covenants of Buyer contained in this Agreement;
          (c) any failure of the Company to perform the Company’s obligations pursuant to any of the Guaranteed Contracts, except to the extent that Sellers have any indemnification obligations to any Buyer Indemnitee pursuant to Section 10.1 relating to such failure; and
          (d) the conduct and operation of the Business on or after the Closing, except to the extent that Sellers have any indemnification obligations to any Buyer Indemnitee pursuant to Section 10.1 relating to the event or circumstance giving rise to such claim for indemnification.
The foregoing notwithstanding, any Affiliate that is entitled to indemnification pursuant to Section 11.2 of the Verizon Share Purchase Agreement shall not be entitled to indemnification under this Section 10.2 to the extent it has already been indemnified or sought indemnification pursuant to such Section 11.2 of the Verizon Share Purchase Agreement.
          10.3 Procedure. The following procedures shall apply with respect to Indemnifiable Claims:
          (a) Notice of Third Party Claims. Any Party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a third party shall give written notice to the Party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within ten days of such assertion; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE X, except to the extent such delay prejudices the Indemnifying Party.

          (b) Defense. In the case of a third party claim, the Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim at such Indemnifying Party’s expense with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim; provided, however, that the Indemnifying Party shall pay the fees and disbursements of such separate counsel if (1) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party; or (2) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnified Party and, in the reasonable judgment of counsel to such Indemnified Party, there exists one or more good faith defenses that may be available to the Indemnified Party that are in conflict with those available to the Indemnifying Party or that the Indemnifying Party and Indemnified Party have actual material conflicting interests with respect to such claim, demand, action or course of action. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within thirty days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense, subject to the second sentence of this paragraph.
          (c) Tax Adjustments. The Indemnified Party shall pay to the Indemnifying Party the amount of any actual reduction in Taxes that would be payable but for a Loss that caused indemnification payments to be made hereunder within 30 days of filing any Tax Return reflecting such reduction (except with respect to depreciation or amortization deductions, which shall be payable within thirty (30) days of filing the Indemnified Party’s Tax Return for the Tax year in which the Loss arises). In calculating the foregoing payment, the Indemnified Party shall assume that items of deduction attributable to the Loss for which payment is to be made hereunder shall first be used to determine the Tax liability of the Indemnified Party for the Tax year in which such Loss arises and to the extent that the Tax benefits consist of depreciation or amortization deductions, the Tax benefit amount will be based on the net present value of such deductions using a discount rate equal to the mid-term applicable U.S. federal rate in effect on the day on which the indemnification payments are made..
          (d) Insurance. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be reduced by all insurance recoveries received by the Indemnified Party as a result of the claim, loss or damage involved, net of all actual costs incurred by the Indemnified Party in recovering such proceeds. The Indemnified Party shall seek full recovery under all insurance policies covering any such claim, loss or damage to the same extent as the Indemnified Party would if such claim, loss or damage were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any matter for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (up to but not exceeding the amount such Person received for such claim, loss or damage hereunder) shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party.
          (e) Settlement Limitations. Notwithstanding anything in this Section 10.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless such settlement or compromise (i) includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim, (ii) does not lead to liability or create any financial or other obligation on the part of the Indemnified Party; and (iii) does not admit the liability or fault of the Indemnified Party (the “Settlement Requirements”). Notwithstanding the preceding sentence, if a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.
          10.4 Survival. The representations and warranties contained in or made pursuant to this Agreement shall expire on the date of the first anniversary of the Closing, except that the representations and warranties contained in Section 3.1(a)(2) and Section 3.1(a)(3) shall remain in full force and effect indefinitely. This Article X shall survive the Closing and shall remain in effect (a) with respect to Sections 10.1(a) and 10.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 10.1(b) and 10.2(b) to the extent those Sections relate to the covenants requiring performance prior to the Closing (“Pre-Closing Covenants”), for one year after the Closing, (c) with respect to Sections 10.1(b) and 10.2(b) to the extent those Sections relate to covenants requiring performance after the Closing, so long as the applicable covenant survives and (d) with respect to Section 10.2(c) and Section 10.2(d), indefinitely. Any matter as to which a non-speculative claim has been asserted by written notice setting forth in reasonable detail the nature of such claim to the other Party that is pending, unresolved and being diligently pursued at the end of any applicable limitation period shall continue to be covered by this ARTICLE X notwithstanding any applicable limitation period (which the Parties hereby waive) until such matter is finally terminated, not being diligently pursued or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction in a final non-appealable order and any amounts payable hereunder are finally determined and paid.

          10.5 Limitations on Indemnification.
          (a) Sellers shall not be required to indemnify any Person under Section 10.1(a) unless the aggregate amount for all Indemnifiable Losses exceeds 2% of the Shares Purchase Price, and in such event, Sellers shall be responsible for only the amount in excess of 2% of the Shares Purchase Price. In no event shall the total indemnification to be paid by Sellers under this ARTICLE X exceed 10% of the Shares Purchase Price. Notwithstanding the foregoing, the limitations on indemnification specified in this Section 10.5(a) shall not apply to losses that result from any breach of the representations and warranties contained in Sections 3.1(a)(2) (Ownership of Shares), 3.1(a)(3) (Ownership of Publication Rights) and 3.1(e) (No Brokers or Finders). For the avoidance of doubt, the indemnity obligation of Sellers under Section 10.1(b) and ARTICLE VI shall not be subject to the limitations of this Section 10.5(a).
          (b) Any Indemnifiable Claim with respect to any breach or nonperformance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance proceeds as determined pursuant to Section 10.3(d) and net of any Tax benefits as determined pursuant to Section 10.3(c).
          (c) If an inaccuracy in any of the representations and warranties made by Sellers or a breach of any covenants of Sellers gives rise to an adjustment in the Purchase Price that fully and completely accounts for such inaccuracy or breach, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 10.1.
          10.6 Treatment of Payments. All payments made pursuant to this ARTICLE X shall be treated as adjustments to the Purchase Price or as capital contributions unless otherwise required by Law. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be indemnified or reimbursed for any tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.
          10.7 Remedies Exclusive. Except as otherwise provided in ARTICLE VI and except for claims for fraud, the remedies provided for in this ARTICLE X shall be exclusive and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 10.7.
          10.8 Mitigation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

ARTICLE XI
GENERAL
          11.1 Usage. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. “Shall” and “will” have equal force and effect. “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to “the date of this Agreement,” “the date hereof” or words of like import shall mean February 28, 2006. References in an instrument to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.
          11.2 Amendments; Waivers. This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
          11.3 Disclosure Schedules; Exhibits. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Sellers that such item represents an exception or material fact, event or circumstance. Further, any fact or item which is clearly disclosed on any Disclosure Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Disclosure Schedule or other Disclosure Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Disclosure Schedule or Disclosure Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.
          11.4 Further Assurances. Each of Buyer and Sellers will use commercially reasonable efforts to cause all conditions to its and the other Party’s obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement. Each of Buyer and Sellers shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters; provided, that such additional documents, instruments and conveyances shall not (a) provide for additional representations or warranties, (b) impose additional obligations or liabilities by any Person, (c) delay the consummation of the transactions contemplated by this Agreement or (d) be inconsistent with the terms of this Agreement, the Assignment or the Commercial Agreements. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Sellers shall cooperate and use their respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.
          11.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York applicable to Contracts made and performed in such State and without regard to conflicts of law doctrines. Each of the Parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in connection with any dispute that arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any other agreement contemplated hereby or any of the transactions contemplated hereby or thereby in any court other than a Federal court sitting in the State of New York or a New York state court.
          (b) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11.5(b).
          11.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
          11.7 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.
          11.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.
          11.9 Waiver. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
          11.10 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law, shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
          11.11 No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any consequential, special, exemplary or punitive damages, including loss of future revenue or income (other than future revenue or income from the Publication Rights), or loss of business reputation or opportunity relating to the breach or alleged breach or nonperformance or alleged nonperformance of this Agreement except to the extent such damages are payable to or have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of ARTICLE X.
          11.12 Knowledge Convention. Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to [its] knowledge” or words of similar intent or effect of any Party or its representative, the Person making such statement shall be accountable only for those facts, circumstances or events, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Seller, means the persons identified on Schedule 11.12 hereto, and with respect to Buyer, means the knowledge of its executive officers.
          11.13 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:
If to Buyer, addressed to:
CII Acquisition Corp.
c/o Welsh Carson Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY 10022
Attention: Mr. John Almeida
Facsimile: (212) 893-9562
With a copy to:
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: R. Ronald Hopkinson, Esq.
Facsimile: (212) 751-4864
If to either Seller, addressed to:
Puerto Rico Telephone Company, Inc.
1515 Franklin D. Roosevelt Avenue
12th Floor
Guaynabo, PR 00990-2700
Attention: President and CEO
Facsimile: (787) 792-9830
With a copy to:
Puerto Rico Telephone Company, Inc.
1515 Franklin D. Roosevelt Avenue
12th Floor
Guaynabo, PR 00990-2700
Attention: General Counsel
Facsimile: (787) 782-9545
    and
Verizon Communications Inc.
1717 Arch Street, 10th Floor
Philadelphia, Pennsylvania 19103
Attention: Stephen B. Heimann, Esq.
Facsimile: (215) 963-9195

          11.14 Publicity and Reports. Prior to the Closing, Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the prior written consent of the other Party; provided that to the extent that a particular action is required by applicable Law or applicable stock exchange regulations, the Parties shall be obligated only to use commercially reasonable efforts to consult with the other Party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between the Company or any Company Subsidiary and its customers for the purpose of responding to customer concerns regarding the effect of the transactions contemplated by this Agreement on service delivery.
          11.15 Integration. This Agreement, together with the Disclosure Schedules and Exhibits thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersede all prior agreements and understandings of the Parties in connection therewith.
          11.16 Expenses. Except as otherwise provided herein, Sellers and Buyer shall each pay its own expenses incident to the evaluation of the Company and the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.
          11.17 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by Buyer except that Buyer may assign any of its rights or obligations hereunder, in whole or in part, to (i) any Affiliate of Buyer; (ii) a third party in connection with the sale of all or substantially all of the Business by Buyer after the Closing, provided, that such Affiliate or third party agrees in writing to be bound by the terms and conditions of this Agreement; and (iii) its lenders for collateral security purposes. Buyer shall remain liable to Sellers for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Any Seller may assign its rights under this Agreement only to any Affiliate of such Seller. Notwithstanding anything to the contrary, any incremental Taxes attributable to any assignment by a Party otherwise borne by the non-assigning Party under this Agreement shall become the responsibility of the assigning Party (including any such additional Taxes payable on such additional amounts), which shall hold the non-assigning Party harmless from such Taxes and additional amounts.
          11.18 Representation By Counsel; Interpretation. The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.
          11.19 Reference of Disputes to Senior Officers of PRTC and Buyer. Any dispute between Sellers and Buyer arising out of or in connection with this Agreement or any alleged breach hereof may, if agreed to by Sellers and Buyer, be submitted for discussion and possible resolution by senior officers of PRTC and Buyer, as designated by their respective chief executive officers, for a period of thirty days (or such longer period as the Parties may in particular cases so decide) before initiating any action or proceeding.
          11.20 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder.
          11.21 Time. Time is of the essence for this Agreement and each of its provisions.
          11.22 Language. Although the Parties may translate this Agreement into different languages, the governing version shall be the English language version.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYER:

CII ACQUISITION CORP.

By:

Title:

SELLERS:

PRTC DIRECTORIES, INC.

By:

Title:

PUERTO RICO TELEPHONE COMPANY, INC.

By:

Title:

Parent Joinder
     Caribe Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), by executing this Joinder Agreement (the “Joinder”), hereby joins the foregoing Share and Publication Rights Purchase Agreement (the “Agreement”) solely for the purpose of guaranteeing the performance by Buyer of its obligations under the Agreement, whether arising prior to, on or after the Closing Date, with the same force and effect as if Parent were directly bound thereby. In furtherance thereof, Parent represents and warrants to Sellers as of the date hereof as follows: (i) Parent is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) Parent has all necessary limited liability company power and authority to execute, deliver and perform its obligations under this Joinder; (iii) the execution, delivery and performance of this Joinder by Parent have been duly and validly authorized by all necessary action on the part of Parent; and (iv) this Joinder has been duly executed and delivered by Parent and constitutes the legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Parent may assign any of its obligations hereunder, in whole or in part, to (i) any Affiliate of Parent, or (ii) a third party in connection with the sale of all or substantially all of the Business by Buyer after the Closing, provided that such Affiliate or third party agrees in writing to be bound by the terms and conditions of this Joinder. Parent shall remain liable for the obligations of Parent hereunder notwithstanding a permitted assignment.
     Capitalized terms used in this Joinder without definition have the meanings given to them in the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.
Date: February 28, 2006

CARIBE ACQUISITION HOLDINGS, LLC

By:

Name:

Title: